As filed with Securities and Exchange Commission on August 2, 2001

                        UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                          FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  NMXS.com, INC.
(Exact name of registrant as specified in its charter)

      DELAWARE                                      91-1287406
State or other jurisdiction of               I.R.S. Employer I.D. No.
incorporation or organization

5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM    87110
(Address of Principal Executive Offices)                (Zip Code)

NMXS.com, INC.
2001 STOCK ISSUANCE PLAN
and
NMXS.com, INC.
STOCK OPTION PLAN
(Full title of the plan)

RICHARD GOVATSKI, PRESIDENT
5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (505) 255-1999

CALCULATION OF REGISTRATION FEE

                                    Proposed      Proposed
Title of                            Maximum       Maximum
Securities             Amount       Offering      Aggregate    Amount of
to be                  to be        Price Per     Offering     Registration
Registered(1)          Registered   Share(2)      Price        Fee

Common Stock            1,595,428   $1.24         $1,980,482   $496
$.001 par value         1,404,572   $0.605        $849,766     $213
                          800,000   $0.605        $484,000     $121
     Total              3,800,000                              $830

     (1) The number of shares of common stock, $.001 par value (the "Common
Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have previously been granted and/or may hereafter be granted under the NMXS.com 2001 Stock Issuance Plan and the
Stock Option Plan (the 2001 Stock Issuance Plan and the Stock Option Plan are
hereafter collectively referred to as the "Plans").  The aggregate number of shares underlying the Stock Option Plan is 3,000,000, of which options to purchase 1,595,428 shares have been granted and 1,404,572 may hereafter be granted, and the aggregate number of shares which may be issued in the Stock
Issuance Plan is 800,000, none of which have been issued.  The maximum number of shares which may be sold upon the exercise of such options granted under the Plans is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this
Registration Statement covers, in addition to the number of shares stated
above, an indeterminable number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

     (2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the
Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon the exercise of the 1,595,428 outstanding options, the fee is calculated on the basis of the price at which the options may be exercised;
and (ii) in the case of shares of Common Stock which may be issued under the
2001 Stock Issuance Plan, or for which options have not been granted under the
Stock Option Plan, and the option or sale price of which is therefore unknown, the fee is calculated on the basis of the average of the bid and asked price of the Common Stock ($0.605) as of July 25, 2001.

EXPLANATORY NOTE

     In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the "Commission"), the
information specified by Part I of Form S-8 has been omitted from this
Registration Statement on Form S-8 for offers of Common Stock of NMXS.com,
Inc. (the "Company") pursuant to the Plans.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and
Exchange Commission are incorporated herein by reference.

     (a) The Registrant's latest annual report on Form 10-KSB (File No.
333-30176) filed with the Commission on April 17, 2001.

     (b) All reports filed with the Commission pursuant to Section 13 (a) or
15 (d) of the Exchange Act which have been filed or are filed after the end of the fiscal year covered by the annual report referred to in paragraph (a)
above.

     (c) The description of the common stock included in our final prospectus included as a part of our registration statement on Form SB-2 under the
Securities Act and filed with the Commission on December 4, 2001.

     All reports and documents subsequently filed by the Registrant pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such reports and documents.

Item 4.  Description of Securities

     The Registrant is authorized to issue 50,000,000 shares of $.001 par value common stock.  The holders of the common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of
Directors from funds legally available therefor.  No holder of any shares of common stock has a preemptive right to subscribe for any of common shares of the Registrant, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options and warrants.
Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.  Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote.  Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.  The issuance of shares of the
Registrant's preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock.

Item 5.  Interest of Named Experts and Counsel

     Not Applicable

Item 6.  Indemnification of Directors and Officers

     Incorporated herein by reference from Item 1 of Part II of the
Registrant's registration statement on Form SB-2 (File No. 333-30176) as amended.

Item 7.  Exemption from Registration Claimed

     Not Applicable

Item 8.  Exhibits

     Exhibit No.      Description                                              Location

     4.1            Form of Common Stock Certificate                              (1)
     5.1            Opinion and consent of Ronald N. Vance, P.C. with respect
                     to legality of the original issuance of securities being
                     registered                                                Attached
     23.1           Consent of Richard A. Eisner & Company, LLP                Attached
     23.2           Consent of Ronald N. Vance, P.C.  (Included in Exhibit 5.1)   --
     99.1           2001 Stock Issuance Plan                                   Attached

     (1) Filed  with the Securities and Exchange Commission on February 11,
2000, as an exhibit with our original filing of a registration statement on
Form SB-2 (SEC File No. 333-30176).

Item 9.  Undertakings

(a)     The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution.

     (2)     For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities being offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3)     To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, New Mexico on July 27,
2001.

                                   NMXS.com, Inc.

                                   By /s/ Richard Govatski
                                          Richard Govatski, President

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

July 27, 2001      /s/ Richard Govatski
                       Richard Govatski, Director

July 30, 2001      /s/ Teresa Dickey
                       Teresa Dickey, Principal Financial Officer

July 27, 2001      /s/ Marvin Maslow
                       Marvin Maslow, Director

July 30, 2001      /s/ Scott L. Bach
                       Scott L. Bach, Director